Exhibit 10.21

Amendment No. 1 to Employment Agreement with Daniel E. Couto

This Amendment No. 1 (the “Amendment”) is entered into by and between ContraFect Corporation (the “Employer”), and Daniel E. Couto, (the “Employee”), as of November 2, 2015.

WHEREAS, pursuant to Section 15 of the Employment Agreement, the Employer and the Employee desire to amend the Employment Agreement in accordance with the terms of this Amendment, as more fully set forth herein.

THEREFORE, in consideration of the mutual agreements set forth below, the Employer and the Employee agree to amend the Employment Agreement as follows:

1.	Section 4 of the Employment Agreement is amended by adding the following:

“You will be eligible for an annual incentive bonus of 30% of your annual base salary, subject to performance against mutually agreed-upon goals (effective January 1, 2016, 70% corporate/30% individual). You will also be eligible for stock option grants on an annual basis.

2.	Section 7d of the Employment Agreement is amended to include:

“In the event that you are terminated by the Company without Cause, or in the event that you resign with Good Reason, as defined below, you will be given (i) a severance payment in the amount that is equal to twelve (12) months of your then-current base salary, (ii) a payment equal to twelve (12) months of bonus and (iii) a payment equal to twelve (12) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA, provided that you first sign a Severance and Release Agreement in a form prescribed by the Company. These severance payments shall be paid over twelve (12) months as any regular paycheck.

“Good Reason” shall mean the occurrence of any of the events or conditions as described here: (i) a material diminution of your authority, duties and responsibilities; (ii) a material reduction in your then-effective base salary, or (iii) the relocation of your principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from Yonkers, New York. Employee must provide written notice (“Notice of Good Reason”) to Employer of the existence of a condition described in subsections (i) through (iii) above within 30 days of Employee’s knowledge of the initial existence of the condition or such right is waived. The Notice of Good Reason shall fully set forth the facts comprising the event(s) or circumstance(s) giving rise to Good Reason.

Employer shall have a period (the “Good Reason Notice Period”) of 30 days during which it may remedy the condition so that it shall not constitute Good Reason or inform Employee that it does not believe Good Reason exists. If Employee believes that the condition has not been cured, or that Good Reason exists notwithstanding Employer’s belief that it does not, then Employee shall either abandon the contention that Good Reason exists or terminate employment within 30 days. If Employee continues to work beyond the 30th day without resigning, Employee shall be deemed to have waived Good Reason for the event(s) or circumstance(s) set forth in the Notice of Good Reason. “If there is a Change of Control Event and, within twelve (12) months of such Change of Control Event, you resign for Good Reason or you are terminated without Cause, you will receive the severance benefits as outlined above, and, in addition, your then-outstanding stock options and other equity awards, if any, will become immediately fully vested and exercisable. All such benefits are conditioned upon the execution of a Severance and Release Agreement in a form prescribed by the Company or its successors.

“A “Change of Control Event” means any of the following: (i) any person, or persons acting as a group, or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (a) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (iii) or (iv) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; (iii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the surviving entity outstanding immediately after the transaction, or (iv) the sale or disposition of all or substantially all of the Company’s assets.”

Section 409A. The Company and you intend, and this Amendment No. 1 to the Employment Agreement shall be construed, that any amounts or benefits payable or provided under this Amendment and the Company’s and your exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”) and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Amendment shall be interpreted and construed in a manner consistent with such intent. In the event that any provision of this Amendment would otherwise fail to satisfy the requirements of Section 409A and the treasury regulations relating thereto, the Company and you agree to further amend this Amendment to maintain to the maximum extent practicable the original intent of the provision without violating the requirements of Code Section 409A. Notwithstanding anything in this Amendment, you acknowledge and agree that the Company has not made any representations to you as to the tax treatment of any payments or benefits under this Amendment, and the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation pursuant to Section 409A of the Code, federal, state, or local tax laws or regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the date first written above.

EMPLOYER:

By:	/s/ Julia P Gregory
Name:	Julia P Gregory
Title:	CEO

EMPLOYEE:

By:	/s/ Daniel E. Couto
Daniel E. Couto